Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces Third Quarter Results

•                  Consolidated third quarter sales increased 7.5% from last year’s third quarter

•                  Industrial and Power Equipment segment sales grew 26.6% from last year’s third quarter

•                  Debt outstanding reduced $35.8 million during third quarter

•                  EPS of $0.34 per diluted share includes $0.04 of charges related to the early extinguishment of debt and planned international cash repatriation

PORTLAND, OR, October 28, 2005: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the third quarter ended September 30, 2005.

Results for the Quarter Ended September 30, 2005

Sales for the third quarter of 2005 were $186.7 million, a 7.5% increase from last year’s third quarter. Sales were strongest in the Industrial and Power Equipment segment with a 26.6% increase from last year, while third quarter Outdoor Products segment sales declined slightly from last year. Overall, operating income was $30.0 million in this year’s third quarter compared to $31.1 million last year. Net income in this year’s third quarter was $16.0 million ($0.34 per diluted share) compared to a net loss of $31.8 million ($0.79 per share) last year. This year’s third quarter includes a $1.3 million ($0.03 per diluted share) charge for the early extinguishment of debt and a $0.6 million ($0.01 per diluted share) tax charge related to the Company’s intent to repatriate international earnings under the provisions of the American Jobs Creation Act. Last year’s third quarter loss included a $42.8 million ($1.07 per share) charge related to an August 2004 debt refinancing.

Year to Date Results

Sales for the first three quarters of 2005 were $565.7 million, an 11.2% increase from the comparable period last year. Operating income increased to $90.1 million this year compared to $86.8 million last year. Net income was $50.4 million ($1.06 per diluted share) in the first nine months of this year compared to a net loss of $15.8 million ($0.46 per share) for the same period last year. This year’s net income includes a $1.7 million charge ($0.04 per diluted share) for the early extinguishment of debt and $0.6 million charge ($0.01 per diluted share) for the intended repatriation of foreign earnings. Last year’s net loss included a $42.8 million ($1.26 per share) charge related to the August 2004 refinancing.

Commenting on the Company’s results, James S. Osterman, Chairman and Chief Executive Officer, stated: “We continued to experience good top line growth in the third quarter, although at a lesser rate than during the first half of the year.  The Industrial and Power Equipment segment achieved sales growth of over 26% through higher domestic and international unit sales, as well as increased selling prices. The Outdoor Products segment gained some incremental domestic replacement sales of chainsaw products during September following the hurricanes in the southeast, but these gains were offset by lower year over year sales in other regions. The Company’s operating margin increased to 16.1% of sales in the third quarter

-tables to follow-

from 15.7% in this year’s second quarter.  Adverse foreign currency trends and continued high steel costs limited additional operating margin improvement. Our manufacturing operations in Canada and Brazil, which account for about 15% of the Company’s total cost base, were negatively impacted by approximately $0.8 million in currency fluctuations as compared to this year’s second quarter and $1.7 million as compared to last year’s third quarter.

Demand for wood cutting products in the hurricane region was dampened by the short term effects of power outages, sawmill closures and the inability of people to get to the damaged timber as a result of the severity of the storms. In the fourth quarter, we expect demand for our products in the hurricane region to increase, although this will be somewhat offset by weaker sales of chainsaw products in other geographical regions. Nonetheless, we expect this year’s unprecedented hurricane season to have a positive impact on North American saw chain demand through the first half of 2006.

The Company estimates that full year 2005 sales will be between $750 million and $755 million, with operating income between $118 million and $120 million. Fourth quarter sales are estimated to range between $184 million and $189 million, with operating income estimated to be between $28 million and $30 million. Estimated full year net income of $65 million to $67 million ($1.36 to $1.40 per diluted share) includes $3.3 million ($.07 per diluted share) expense for the early repayment of debt and $0.6 million ($.01 per share) income tax expense for the repatriation of foreign earnings. These estimates are based on existing foreign exchange rates.”

Segment Results

The Outdoor Products segment third quarter sales were $108.9 million, down slightly from last year’s third quarter sales of $109.8 million. Segment contribution to operating income was $25.2 million in this year’s third quarter compared to $28.0 million last year. A decline in sales volume, coupled with higher steel costs and unfavorable foreign exchange rates, contributed to the segment earnings decline.  Backlog at the end of the third quarter was $70.0 million, compared to $79.4 million at the same time last year and down from $82.6 at the end of the second quarter. Segment sales for the first nine months were $339.7 million, an 8.2% increase from last year’s $314.1 million. Segment contribution to operating income for the first nine months was $80.5 million compared to $80.4 million in 2004.

The Industrial and Power Equipment segment sales were $66.7 million in the third quarter, a 26.6% increase from last year’s third quarter sales of $52.7 million. Segment contribution to operating income improved 37.7% in this year’s third quarter to $8.2 million, compared to $5.9 million in last year’s third quarter.  Volume increases and pricing were the primary reasons for the contribution improvement, although the segment did incur higher costs as steel prices increased during the third quarter from the second quarter. Backlog at the end of the third quarter was $60.3 million, up slightly from last year’s third quarter level of $59.8 million. Backlog decreased from this year’s second quarter level of $74.4 million, as some production related bottlenecks were reduced. Segment sales for the first nine months were $186.4 million compared to $159.8 million in the same period last year, a 16.6 % increase. Segment contribution to operating income for the first nine months was $19.4 million compared to $15.6 million last year.

The Lawnmower segment sales were $11.5 million in the third quarter, equal to the third quarter of 2004. Segment contribution to operating income was $0.4 million compared to $0.6 million in last year’s third quarter. Backlog was $9.1 million at the end of the third quarter compared to $12.0 million as of the third quarter of 2004.  Unit volumes declined from last year’s third quarter by 3%, but were entirely offset by a favorable product mix. Segment contribution to operating income declined in this year’s third quarter from last year, as the segment incurred higher material costs. Segment sales for the first nine months were $40.4 million compared to $35.3 million last year, an increase of 14.5%. Segment contribution to operating income was $2.1 million for the first nine months compared to $1.9 million last year.

-tables to follow-

Corporate expenses increased by $0.3 million in the third quarter and $0.8 million in the first three quarters compared to the corresponding periods in 2004. Included in the increase were incremental costs associated with Sarbanes-Oxley compliance, which are estimated to total approximately $2.8 million for the full 2005 fiscal year.

Repatriation of Foreign Earnings

In the third quarter, the Company initiated a plan to repatriate between $15 million and $25 million of undistributed international earnings under the provisions of the American Jobs Creation Act (“AJCA”). In conjunction with this plan, the Company recorded $0.6 million of incremental income tax expense. The repatriation provision of the AJCA requires that repatriated funds be invested in qualified investments in the United States. Qualified investments include compensation and benefits for employees, hiring and training, capital and infrastructure investments, research and development, and advertising and marketing expenditures. The provisions of the AJCA require that funds be repatriated prior to December 31, 2005.

Blount International, Inc. is a diversified international company operating in three principal business segments:  Outdoor Products, Industrial and Power Equipment and Lawnmower.  Blount International, Inc. sells its products in more than 100 countries around the world.  For more information about Blount International, Inc., please visit our website at http://www.blount.com.

“Forward looking statements,” as defined by the Private Securities Litigation Reform Act of 1995, including without limitation the Company’s “outlook,” “expectations,”  “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” and their variants, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, and the presumed relationship between backlog and future sales trends. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

-tables to follow-

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three mos. ended Sep. 30		Nine mos. ended Sep. 30
(In thousands, except per share data)	2005	2004	2005	2004
Sales	$186,690	$173,662	$565,697	$508,499
Cost of sales	127,701	113,492	386,132	333,020
Gross profit	58,989	60,170	179,565	175,479
Selling, general and administrative expenses	28,977	29,114	89,493	88,703
Operating income	30,012	31,056	90,072	86,776
Interest expense	(9,353)	(17,397)	(28,006)	(52,065)
Interest income	120	750	531	2,086
Other income (expense), net	(1,342)	(43,647)	(1,812)	(43,676)
Income before income taxes	19,437	(29,238)	60,785	(6,879)
Provision for income taxes	3,413	2,518	10,359	8,872
Net income (loss)	$16,024	$(31,756)	$50,426	$(15,751)

Basic earnings (loss) per share:	$0.34	$(0.79)	$1.10	$(0.46)
Diluted earnings (loss) per share:	$0.34	$(0.79)	$1.06	$(0.46)
Shares used for per share computations (in 000’s):
Basic	46,610	40,180	45,801	33,992
Diluted	47,602	40,180	47,445	33,992

Condensed Consolidated Balance Sheets	Sep. 30,	Dec. 31,
(In thousands)	2005	2004
Assets:
Cash and cash equivalents	$25,778	$48,570
Accounts receivable	90,201	74,975
Inventory	91,291	81,098
Other current assets	5,121	4,693
Property, plant and equipment, net	100,037	97,929
Other assets	114,521	117,477
Total assets	$426,949	$424,742
Liabilities:
Current maturities of long-term debt	$2,744	$3,199
Other current liabilities	99,959	108,151
Long-term debt, net of current maturities	443,675	491,012
Other liabilities	81,999	78,534
Total liabilities	628,377	680,896
Stockholders’ deficit	(201,428)	(256,154)
Total liabilities and stockholders’ deficit	$426,949	$424,742

Segment Information	Three mos. ended Sep. 30		Nine mos. ended Sep. 30
(In thousands)	2005	2004	2005	2004
Sales:
Outdoor products	$108,855	$109,836	$339,748	$314,115
Industrial and power equipment	66,659	52,664	186,362	159,781
Lawnmower	11,513	11,472	40,391	35,289
Elimination	(337)	(310)	(804)	(686)
Total sales	$186,690	$173,662	$565,697	$508,499
Operating income (loss):
Outdoor products	$25,244	$27,988	$80,527	$80,408
Industrial and power equipment	8,187	5,945	19,373	15,571
Lawnmower	405	637	2,091	1,899
Elimination	10	(3)	(20)	4
Corporate office expense	(3,834)	(3,511)	(11,899)	(11,106)
Operating income	$30,012	$31,056	$90,072	$86,776

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